As filed with the Securities and Exchange Commission on August 2, 2021
Registration No. 333-166667

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLY LEASING LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0536376
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland
Tel. +353 1 231 1900
(Address of Principal Executive Offices, Zip Code)

BABCOCK & BROWN AIR LIMITED 2010 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel. (302) 738-6680
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Dean Sattler, Esq.
Iliana Ongun, Esq.
Brett Nadritch, Esq.
Milbank LLP
55 Hudson Yards
New York, New York 10001
(212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Fly Leasing Limited, a Bermuda exempted company (the “Company”), removes from registration all securities under the following registration statement (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-8 (No. 333-166667), pertaining to the registration of 1,500,000 common shares, par value $0.001 per share, of the Company, thereby registered for offer or sale under the Babcock & Brown Air Limited 2010 Omnibus Incentive Plan, which was filed with the Commission on May 7, 2010.

On March 27, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Carlyle Aviation Elevate Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), and Carlyle Aviation Elevate Merger Subsidiary Ltd., a Bermuda exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct, wholly-owned subsidiary of Parent.  The Merger became effective on August 2, 2021 (the “Effective Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

The foregoing description of the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is incorporated by reference to Exhibit 99.1 to the Form 6-K filed with the Commission by the Company on March 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on August 2, 2021.

FLY LEASING LIMITED

By:	/s/ Javier Meireles
Name:	Javier Meireles
Title:	Chief Financial Officer

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.